Exhibit 99.1

Oranco, Inc. Releases 2019 Chairman Letter for Shareholders

Fenyang City, China, August 22, 2019 (GLOBE NEWSWIRE) -- Oranco, Inc. ("Oranco" or the "Company") (ORNC), a premium alcohol marketer and wholesaler in China, today released the following letter to shareholders from the Chairman of the Company's Board of Directors.

Dear Shareholder of Oranco,

Oranco has achieved remarkable business success since our inception in 2013. Before going into details, I want to first express my appreciation to all my excellent colleagues at Oranco and to our valued business partners, investors, and customers. It is remarkable how much we have accomplished in the past years and I thank you all for your recognition, support and devotion.

The Market Opportunities

China has a very long history of drinking culture and has an alcoholic beverage market with tremendous opportunities. The long-term demand for Chinese hard liquor, especially Fenjiu liquor, will continue to grow in China. The overall business environment has been optimistic due to the continuous economic growth evidenced by significant growth of Chinese nominal gross domestic product (“GDP”). China’s per capita disposable income has also been increasing rapidly due to the increasing national wage level. In addition, China’s urbanization rate has been improving greatly during the past decades and the Chinese government has set a goal to achieve 60% urbanization by 2020.

Our Business Model

Since the inception of our business, we have positioned ourselves to become one of the most prominent wholesaler and marketer of our own branded liquor products. The Company devoted most of its financial and human resources to building its brand marketing capability and cooperative relationships with quality liquor manufacturers and highly experienced distributors. This general business strategy has resulted our strong brand operation and market development capability.

The Company values the role of social media highly. In addition to traditional marketing methods such as promotion, advertising and campaigns, the Company is utilizing the power of Chinese social media applications such as WeChat and others to promote our brand name to more Chinese people.

Our Sales/Marketing Network

Our current strategy to capture market share is to partner with local distributors who compete in regional markets. In order to facilitate our cooperative relationship with local distributors, we plan to install smart sales machines and vending machines through tapping the power of artificial intelligence electronic payment technology (the “Smart Sales System”). We plan to strategically locate these machines to achieve maximum results in terms of neighborhoods coverage, unifying easy payment and fast delivery at regional levels. We expect to save significant labor costs through distributing these machines. In addition, the high-definition LED screens of our vending machines will serve as perfect advertising platforms and we expect increased partnership opportunities with other popular liquor brands as well.

Long-Term and Mutually Beneficial Partnerships

Highly experienced and qualified distributors are our key business partners who bring our products to Chinese markets. We have adopted a business policy very favorable to these distributors to encourage them in reaching more customers in undeveloped markets. For new qualified distributors, our sales department will help them develop sales strategies and explore potential sales opportunities. In addition, we hold free tasting sessions for distributors’ customers and explore investment opportunities to help our distributors achieve profitability as soon as possible.

Key Strategies for 2019

We are operating in a market with over RMB1 trillion worth of sales each year. Our current plan is to primarily focus on the marketing and wholesale of Fenjiu liquor while making a gradual transition to incorporate Luzhou-flavor and Maotai-flavor liquors in our product portfolio according to market demands.

Our blockchain solution for liquor identification and collection has entered into its test stage recently. We believe such technology will assure the authenticity and further build the value of our premium products since we trust in the verification capabilities of blockchain, which will enable us to credibly assure the origins and authenticity of our premium alcoholic beverages. We look forward to officially launching the blockchain technology near the end of 2019. We will also commit to further developing and applying more new technologies that can increase the value of our products.

We plan to expand our brand influence by covering regional markets with our sales outlets. Our planned Smart Sales System will be an important tool for increasing our sales coverage while gathering market information. We also plan to market our collectable liquor through our Smart Sales System to meet the needs of our high-end customers.

We are working hard to build a leading brand in China. Our management team is striving to become more effective and responsible. Through our persistence and hard work, we hope to reap the full benefits of the investments we have made and the tremendous market opportunities we have identified.

Thank you again for your support of Oranco.

Sincerely,

Mr. Peng Yang

Chief Executive Officer and President

Oranco, Inc.

About Oranco, Inc.

Headquartered in Fenyang City, China, Oranco, Inc. (ORNC), is engaged in the alcohol wholesale business in China. We currently focus our business on the sale of Chinese Fenjiu liquor and imported wines. Our goal is to promote premium alcoholic beverages to China’s population. We aim to achieve this goal by catering to the ever-evolving tastes in alcohol through our creative marketing strategies and innovative product designs that target different age groups in China. Oranco, Inc. has developed various innovative products, such as its “Qishierbian” (translated as “72 Earthly Transformations”), which brings modern visuals, ancient stories and new interpretations of Chinese culture to traditional Fenjiu liquor. We are constantly renovating traditional Chinese culture to attract various age and cultural groups in China.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s registration statement and in its other filings with the Securities and Exchange Commission.

Contact Information

For investor and media inquiries please contact:

Email: Oranco@surerich-invest.com

3